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                               CERTIFICATE OF AMENDMENT
                                          OF
                                 RESTATED CERTIFICATE
                                          OF
                                    INCORPORATION
                                          OF
                                 PRIME SERVICE, INC.



    PRIME SERVICE, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of the Corporation, by unanimous written consent to action in lieu of a meeting, adopted resolutions proposing and declaring advisable an amendment to the Restated Certificate of Incorporation of the Corporation filed by the Corporation on November 23, 1994 (as amended, the "Restated Certificate of Incorporation"), as amended by the Certificate of Designation filed by the Corporation on November 30, 1994 (as amended, the "Certificate of Designation"), including certain revisions to the Certificate of Designation of the Corporation.

    SECOND: That the resolutions so adopted by the Board of Directors provided for amending the Restated Certificate of Incorporation and the Certificate of Designation of the Corporation as follows:

    (a) Article FOURTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 129,312,250. 18,603,750 of said shares shall be designated as shares of Class A Stock, all of which shall be of the same series with $.01 par value per share. 10,527,000 of said shares shall be designated as Class C Stock, all of which shall be of the same series with $.01 par value per share. 181,500 of said shares shall be designated as Class D Stock, all of which shall be of the same series with $.01 par value per share. 100,000,000 of said shares shall be designated as Common Stock, all of which shall be of the same series with $.01 par value per share. The shares of each class of stock of the Corporation shall be issued as a class, without series. Each such class may have such voting powers, full or limited, including the right to have more or less than one vote per share, or no voting powers, and such designations, preferences, dividend rights and other special rights, qualifications, limitations and restrictions as shall be stated and expressed in a resolution or resolutions of the Board of Directors and filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law."

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    (b)  Section 2 of the Certificate of Designation shall be deleted and replaced in its entirety with the following:

         "2. DESIGNATION AND NUMBER. As set forth in the Certificate of Incorporation, the first class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class A Stock" and the number of shares constituting such class shall be 18,603,750. The second class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class C Stock" and the number of shares constituting such class shall be 10,527,000. The third class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class D Stock" and the number of shares constituting such class shall be 181,500. The fourth class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Common Stock" and the number of shares constituting such class shall be 100,000,000. The Class A Stock, Class C Stock, Class D Stock and Common Stock are sometimes referred to collectively herein as the "Stock." The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Class A Stock, Class C Stock, Class D Stock or Common Stock then outstanding), the number of authorized shares of Class A Stock, Class C Stock, Class D Stock or Common Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Class A Stock, Class C Stock, Class D Stock or Common Stock, as the case may be.

    THIRD: That in lieu of a meeting and vote of stockholders, the Class D stockholders of the Corporation, being the only stockholders of the Corporation entitled to vote thereon, have given their unanimous written consent to the amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.


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    IN WITNESS WHEREOF, the undersigned have executed this Amendment to the
Restated Certificate of Incorporation as of this 8th day of October, 1996.

                                       PRIME SERVICE, INC.




                                       By: /s/  Thomas E. Bennett
                                          ----------------------------------
                                          Name:  Thomas E. Bennett
                                          Title: Chief Executive Officer




By:
   --------------------------------
   Name:
   Title:


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